Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Takung Art Co., Ltd.

We hereby consent to the incorporation of our report dated April 15, 2022, in the Registration Statement on the Amendment No. 2 to the Form F-4, under the Securities Act of 1933 (File No. 333-268865) with respect to the consolidated balance sheets of Takung Art Co., Ltd and its subsidiaries (collectively the “Company”) as of December 31, 2021, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes, which appears in this Annual Report of the Company on Form 10-K for the year ended December 31, 2022.

San Mateo, California	WWC, P.C.
April 17, 2023	Certified Public Accountants
PCAOB ID No. 1171